Exhibit 5
February 10, 2006
Board of Directors
ACE*COMM Corporation
704 Quince Orchard Road
Gaithersburg, MD 20878
Ladies and Gentlemen:
     We are acting as special counsel to ACE*COMM Corporation, a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 3,400,000 shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “Shares”) may be sold by certain selling stockholders (each a “Selling Shareholder”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	Amendment to Securities Purchase Agreement, dated November 11, 2005, by and among the Company and the purchasers listed therein.

3.	Securities Purchase Agreement, dated March 31, 2005, by and among the Company and the purchasers listed therein.

4.	The Articles of Amendment and Restatement of the Company, as certified by the Secretary of Company on the date hereof as being complete, accurate and in effect.

5.	The Bylaws of the Company, with amendments thereto, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

6.	Resolutions of the Board of Directors of the Company adopted at a meeting held on October 27, 2005, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the issuance of new “B Warrants” to purchase an aggregate of 1,900,000 shares of the Company’s common stock and arrangements in connection therewith.

7.	Resolutions of the Board of Directors of the Company adopted at a meeting held on March 30, 2005, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the original issuance of 1,000,000 shares of the Company’s common stock and “A Warrants” to purchase an

Board of Directors
Ace*Comm Corporation

aggregate of 500,000 shares of the Company’s common stock and arrangements in connection therewith.

8.	Certificate of an officer of the Company, dated as of the date hereof, as to receipt of the consideration for the Shares.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that (a) based upon the officer’s certificate referred to in Paragraph 8 above confirming receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors referred to in Paragraph 7 above, such Shares are validly issued, fully paid, and nonassessable and (b) based upon the officer’s certificate referred to in Paragraph 8 above confirming receipt by the Company of the consideration for the Shares underlying the warrants specified in the resolutions of the Board of Directors referred to in Paragraphs 6 and 7 above, such shares, when issued in accordance with the Amendment, the Purchase Agreement and the “Warrants A” or “Warrants B,” as applicable, shall be validly issued, fully paid, and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.